Letter of Intent

This Letter of Intent (the Letter) is entered into on the 30th of October 2007 by the following Parties:

Party A:	Silverstrand International Holdings Limited (Party A)
Address:	Suites A-C, 20/F Neich Tower, 128 Gloucester Road, Wanchai, Hongkong
Legal Representative:	Frank Jiang

Party B:	Celebrities Realestate Development Group Co., Ltd. (Party B)
Address:	5/F Hengan Office, No.129, Guofang Road, Kunming, Yunan
Legal Representative:	LIU Daoming

Whereas:

A.	Loyal Best Property Development Limited (Loyal Best) is a private limited company that legally founded and registered on Jan. 5, 2007 in Hong Kong with an authorized share capital of HKD 10,000 divided in 10,000 shares of par value HKD 1.00 per share, all of which are outstanding and fully paid-up shares. Party A is the only shareholder of Loyal Best.

B.	Shenyang Hunnan Loyal Best Property Development Limited (Shenyang Loyal Best) is a subsidiary company wholly owned by Loyal Best. The Company has acquired the land development right of the area coded D40/D41/D45/D46 located at the Central Zone of Shenyang Hunnan New Zone on Jan. 26, 2007. The net land area of the parcel of land mentioned above is 262,000 m(2), and the current planning building bulk ratio is 2.5.

C.	Shenyang Loyal Best is a wholly foreign owned enterprise established in accordance with the Chinese laws whose business license number is qi du liao shen zong zi No.311000978. The whole registered capital of Shenyang Loyal Best is USD 29,999,000.00, and a total of USD 20,000,000.00 as a parcel of the registered capital has been already paid.

D.	Both Parties agree to transfer 100% share equity of Loyal Best held by Party A to Party B or the third Party indicated by Party B.

Article I.      Consideration

Both Parties agree the consideration for share equity transfer is total of RMB360million yuan (including RMB60 million yuan as the deposit payment transferred to the indicated account in mainland China of Party A, and RMB300 million yuan transferred to the indicated account in Hong Kong of Party A converted to USD pursuant to the exchange rate on the payment transferring day), and Shenyang Loyal Best shall continue to undertake the loan after the closing of share equity transferring.

Article II.      Obligation of Party A

1.	Ensure Shenyang Loyal Best acquiring the entire land use certificates and payoff the entire land transfer fee and any related deed tax (not including any project related local basic facility ancillary fee).

2.	Undertaken the loan interests before November 30, 2007 for Shenyang Loyal Best and any other happened expense before November 30, 2007.

3.	Assist Party B to transact the project related initial <<The Title Certificate of The Land Property>>, <<The Planning Permit on Land for Construction Use>>, and <<Construction Permit>>. Any happened expense shall be undertaken by Party B.

4.	Party A promises that Party A shall undertake the entire creditor’s right and debts (including or liability), business and legal obligation belonged to Loyal Best and Shenyang Loyal Best before closing the share equity transferring and hand-over procedures; promises that Party A shall provide the security from Third Party’s before signing the definitive Share Equity Transfer Contract.

Article III.      Obligation of Party B

•	According to the stipulation, Party B should transfer the entire payment to Party A.

•	Party B promises that after the closing of equity transferring mentioned above, Shenyang Loyal Best shall undertake the interests of loan happened after November 30, 2007.

Article IV.      Transaction Details and Method of Payment

•	Party A paying RMB60million yuan to Party A within 5 working days since signing the Letter before October 30, 2007. If both Parties complete the share equity transferring according to the terms, the deposit shall be deducted from the total consideration as a parcel of the total consideration.

•	Signing the definitive Share Equity Transfer Contract by November 20, 2007.

•	Shenyang Loyal Best shall acquire the Land Permit before December 15, 2007, and Party B shall pay an amount of RMB300 million yuan to Party A while Party A assist Shenyang Loyal Best to obtain the loan from Shenyang City Commercial Bank and equity changing registration procedures .(for the RMB300 million, it should be converted to USD pursuant to the exchange rate on the payment transferring day and paid to Party A in Hong Kong)

Article V.      Main Contract Signing and Objective Delivering

Both Parties agree that each Party shall authorize its Hong Kong law firm to make the transaction in Hong Kong, and shall perform the objective delivery and pay as agreed in the definitive Share Equity Transfer Contract through law firm pursuant to the Article IV of this Letter.

Article VI.      Liability for Breaching

1.	If Party B fails to complete the equity acquiring according to the Letter, then Party B agrees that the deposit will be considered as compensation belonging to Party A.

2.	If Party A fails to sign the definitive Share Equity Transfer Contract with Party B according to the Letter due to the reason of Party A, the deposit should be doubled returning to Party B; if Party A fails to return the doubled deposit back to Party B within 5 days, Party A shall also be responsible for a 0.03% daily interests as an overdue fine.

3.	After the Letter comes into effect, Party A shall not negotiate with any third party about the share equity transferring intention mentioned in the Letter; otherwise, the action of Party A will be considered as breaching, and the liability for breaching shall be undertaken pursuant to Article VI (2).

Article VII.      Confidentiality

Both Parties promise and agree that any transaction related to the Contract shall be confidential information and shall not be disclosed to any third party, except to the Parties’ professional advisers, or according to any law or requirements of relative institution.

Article VIII.      Hand-over Procedure

After the Letter comes into effect, Party A should assist Party B in completing the legal due diligence and auditing work for Loyal Best and Shenyang Loyal Best, and provide Party B with including but not limited to financial statement signed agreements, contracts and any other related documents of Loyal Best and Shenyang Loyal Best.

Article IX.      Effective

The Letter will come into effect on the date when Party A receives the deposit by November 5, 2007, and cease to be effective on the date when both Parties sign the definitive Share Equity Transfer Contract. If Party B fails to pay the deposit within the stipulated period, then the Letter shall automatically cease to be effective.

The Letter is duplicated into 4 copies; both parties hold two copies with the equal legal efficacy.

Signed by:

Party A: Silverstrand International Holdings Limited (Party A)

Authorized Representative:
(Signature): _____________________________

Party B: Celebrities Realestate Development Group Co., Ltd. (Party B)
Authorized Representative:
(Signature): _____________________________

Date:	10/30/2007